Page 51 of 67 Pages


                                                                       EXHIBIT 4


                                    AGREEMENT

     AGREEMENT made this 15th day of October, 1998, by and among Sandell Asset Management Corp., 65 East 65th Street, New York, NY 10022 ("Sandell"), Metropolitan Capital Advisors, Inc. and Metropolitan Capital III, Inc., 660 Madison Avenue, New York, NY 10021 (collectively "Metropolitan") and P. Schoenfeld Asset Management LLC, 1330 Avenue of the Americas, New York, NY 10019 ("PSAM"), with respect to the common stock of Circon Corporation, a Delaware corporation (the "Company").

                                R E C I T A L S:

     A. Sandell beneficially owns 575,996 shares of the Company's common stock.

     B. Metropolitan beneficially owns 403,664 shares of the Company's common stock.

     C. PSAM beneficially owns 250,855 shares of the Company's common stock.

     D. The parties hereto wish to form the Circon Shareholders Committee (the "Committee") for the purpose of nominating two persons (the "Nominees") and soliciting proxies for the election of such Nominees as directors at the Company's Annual Meeting of Shareholders, currently scheduled for November 24, 1998 and any adjournments thereof (the "Annual Meeting"), and wish to set forth certain agreements regarding the sharing of expenses of such solicitation and certain other rights of members of the Committee.



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                                                             Page 52 of 67 Pages


     NOW, THEREFORE, the parties hereto agree as follows:

     1. Expense Sharing. All expenses incurred by the Committee in furtherance of the nomination, and solicitation of proxies in favor, of the Nominees shall be borne pro rata to the highest number of shares of Circon common stock beneficially owned by the parties hereto between the date hereof and the earlier of (x) the date on which the meeting is held or (y) the date on which any member withdraws following a Release Event. The parties agree to commit at least $350,000 (the "Commitment Amount") in the aggregate to further the Committee's goals. Each party shall deposit by October 16, 1998 its pro rata share (based on current holdings) of $150,000 with the Committee's attorneys, Shapiro Forman & Allen LLP, to be held in escrow. Each party represents and warrants to the other parties that it beneficially owns the number of Circon shares attributed to it in the Recitals.

     2. Decisions. All decisions regarding the Committee shall be made by the members of the Committee by majority vote, with each member having one vote, provided however, if the Committee's expenses exceed the Commitment Amount, all decisions thereafter requiring the expenditure of money shall be made unanimously.

     3. Sale of Stock. Each party agrees not to sell any shares beneficially owned by it until the earlier of the date (a "Release Event") on which the
Company: (i) holds the Annual Meeting; or (ii) makes a public announcement that it has entered into a definitive merger agreement or other agreement whereby all of the Company's common stock is to be acquired by a third party.



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                                                             Page 53 of 67 Pages


     4. Voting. Each party agrees to vote all of the shares it beneficially owns in favor of the Committee's Nominees. In furtherance thereof, each party hereby agrees to give an irrevocable proxy with respect to the Circon shares they own as of the record date for the Meeting to Thomas Sandell, Jeffrey Schwarz and Peter Schoenfeld, acting by any two of them, to vote such shares at the Annual Meeting.

     5. Schedule 13D. In the event a party takes any action which would require the Committee to file or amend its Schedule 13D, such party shall promptly notify the other members of the Committee, and shall cause an appropriate
Schedule 13D or amendment thereto to be filed within the time required by law.

     6. Communications with Committee. The address for notices to, or communications from, the Committee shall be:

                           c/o MacKenzie Partners, Inc.
                           156 Fifth Avenue
                           New York, NY  10010
                           Attn: Stan Kay
                                 Dan Burch

     7. Withdrawal. At any time after a Release Event, any member may withdraw (a "Withdrawing Member") from the Committee upon one business day's notice to the other members. A Withdrawing Member shall continue to be responsible for expenses of the Committee which are incurred after the date of withdrawal but not in excess of its pro rata share of the Commitment Amount.



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                                                             Page 54 of 67 Pages


     8. Termination. The Committee shall disband, and this Agreement shall terminate, at the conclusion of the Annual Meeting.

     9. Amendment. This Agreement may not be amended except by a writing signed by all of the parties hereto.



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                                                             Page 55 of 67 Pages


     IN WITNESS WHEREOF, the Undersigned have entered into this Agreement as of the day and year first above written.


                                            SANDELL ASSET MANAGEMENT CORP.

                                            By:/s/ THOMAS SANDELL
                                              ----------------------------------

                                            METROPOLITAN CAPITAL ADVISORS, INC.


                                            By:/s/ JEFFREY SCHWARZ
                                              ----------------------------------


                                            METROPOLITAN CAPITAL III, INC.


                                            By:/s/ JEFFREY SCHWARZ
                                              ----------------------------------

                                            P. SCHOENFELD ASSET MANAGEMENT, INC.


                                            By:/s/ THOMAS ISENBERG
                                              ----------------------------------